EXHIBIT 99.1

GENERAL FINANCE CORPORATION

NEWS RELEASE
(For Immediate Release)

GENERAL FINANCE CORPORATION REPORTS FIRST QUARTER FY 2010 RESULTS

Pasadena, CA – November 11, 2009 - General Finance Corporation (“General Finance” or “GFN”) (NASDAQ: GFN, GFNCW and GFNCU) today announced its consolidated financial results for the first quarter ended September 30, 2009 (“QE1 FY 2010”). The results include RWA Holdings Pty Limited and subsidiaries (“Royal Wolf”), the leading provider of portable storage solutions in Australia and New Zealand and Pac-Van, Inc. (“Pac-Van”), a key provider of modular buildings and mobile office units in the United States.  Unaudited non-U.S. GAAP financial information for the first quarter ended September 30, 2008 (“QE1 FY 2009”), which combines the results of Pac-Van with the consolidated results of General Finance, is provided for comparison purposes.

General Finance Consolidated QE1 FY 2010 Results Compared to Non-U.S. GAAP Combined QE1 FY 2009 Results

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Total revenues were $35.2 million and adjusted EBITDA (1) was $7.6 million in QE1 FY 2010, as compared with revenues of $54.3 million and adjusted EBITDA of $11.2 million in QE1 FY 2009, representing a decline of 35% and 32%, respectively.  Total revenues at Pac-Van declined by $8.2 million, or 36%, to $14.4 million and total revenues at Royal Wolf declined by $10.9 million, or 34%, to $20.8 million.  The weakening in the average Australian dollar to the U.S. dollar in QE1 FY 2010 versus QE1 FY 2009 caused less than ten percent of the decline in Royal Wolf’s revenues;

•	Leasing revenues declined by 24%, primarily due to lower utilization at both Pac-Van and Royal Wolf and lower lease rates at Pac-Van;
•	Sales revenues declined 44% in QE1 FY 2010 when compared to QE1 FY 2009, with Royal Wolf sales declining by $8.9 million and Pac-Van sales declining by $4.2 million;
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The mix of leasing and sales revenues improved primarily due to the decline in sales revenues. In QE1 FY 2010, 53% of total revenues were generated by leasing, while sales generated the remaining 47%, as compared to 45% and 55%, respectively, in QE1 FY 2009;

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Adjusted EBITDA margin improved slightly in QE1 FY 2010 to 22% of total revenue, as compared to 21% in QE1 FY 2009, primarily because of the favorable margins from the higher leasing mix, as well as reductions in personnel and other operating expenses.  Adjusted EBITDA in the United States and in the Asia-Pacific area was $3.4 million and $4.2 million in QE1 FY 2010 and $5.4 million and $5.8 million in QE1 FY 2009, respectively;

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Interest expense for QE1 FY 2010 declined by 49% versus QE1 FY 2009, primarily as a result of lowering interest rates, particularly at Pac-Van where the weighted-average interest rate at the senior credit facility declined to 2.4% at September 30, 2009 from 4.6% at September 30, 2008.  In addition, Royal Wolf benefited from the favorable effect of interest rate swap and option contracts, which resulted in an unrealized gain of $141,000 during QE1 FY 2010 versus an unrealized loss of $1.5 million in QE1 FY 2009; and

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The effect of foreign currency exchange resulted in an unrealized gain of $2.3 million for QE1 FY 2010, versus a $5.8 million unrealized loss in QE1 FY 2009.  This was due to the strengthening of the Australian dollar to the U.S. dollar at September 30, 2009 from June 30, 2009 versus the Australian dollar weakening to the U.S. dollar at September 30, 2008 from June 30, 2008.  In addition, Royal Wolf incurred a realized foreign exchange loss of $3.2 million in QE1 FY 2009;

Key Financial Highlights

•	Days sales outstanding in trade receivables improved at Royal Wolf from 49 days at June 30, 2009 to 40 days at September 30, 2009, but worsened at Pac-Van from 59 days to 63 days;
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During QE1 FY 2010, Pac-Van reduced their inventories by $2.2 million and, excluding the effect of foreign currency translation into the U.S. dollar reporting currency, Royal Wolf reduced their inventories by $1.2 million;

•	On a unit basis, the utilization rate of the total lease fleet improved from 70% at June 30, 2009 to 71% at September 30, 2009;
•	Net fleet capital expenditures for QE1 FY 2010 were $2.3 million, a substantial reduction from the approximately $9.6 million in QE1 FY 2009;
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During QE1 FY 2010, long term borrowings were reduced by $5.1 million in the United States and, excluding the effect of foreign currency translation into the U.S. dollar reporting currency, long-term borrowings were reduced at Royal Wolf by $2.8 million.  U.S.-denominated debt of $5.5 million due in July 2010 at Royal Wolf is required to be paid by a capital infusion from GFN, which most likely will require external financing;

•	General Finance was in compliance with the covenants of its senior credit facilities and senior subordinated indebtedness at September 30, 2009; and
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Total debt outstanding at September 30, 2009 was $198.7 million and the ratio of total funded debt to trailing twelve months (“TTM”) adjusted EBITDA, as calculated at each of the Company’s senior credit facilities, was under 5.5x at September 30, 2009.  TTM adjusted EBITDA of $34.3 million was comprised of $16.4 million in the United States and $17.9 million in the Asia-Pacific area.

(1)  EBITDA (earnings before interest expense, income tax, depreciation and amortization and other non-operating costs and stock based compensation expense) is a supplemental measure of performance that is not required by, or presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  EBITDA and adjusted EBITDA (which adds back stock-based compensation expense) are non-U.S. GAAP measure, is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.  We present EBITDA and adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA when reporting their results.

Business Overview

Ronald Valenta, General Finance’s President and Chief Executive Officer, commented, “Despite the challenges of the current economic environment, we have had continued success in our objectives to reduce debt, maintain utilization and improve margins.”

Charles Barrantes, General Finance’s Executive Vice President and Chief Financial Officer added, “In reducing our discretionary spending and personnel costs by approximately thirty percent, inventory levels and monitoring receivable collections, as well as fleet capital expenditures, we remained compliant with the financial covenants of our loan facilities at quarter end.”

Mr. Valenta concluded “We continue to be cautiously optimistic about the long-term outlook for our businesses in both geographic operating segments and believe that the Asia-Pacific area will recover more quickly than the United States.  We continue to focus on debt and cost reductions while deriving the benefits of our best practices programs.”

Conference Call

A conference call is scheduled for Thursday, November 12, 2009, at 8:30 a.m. PST (11:30 am EST) to discuss the QE1 FY 2010 earnings results.  The conference call number for U.S. participants is (866) 901-5096, the conference call number for participants outside the U.S. is (706) 643-3717 and the conference ID number for both conference call numbers is 37269963.  A replay of the conference call may be accessed through November 27, 2009 by U.S. callers by calling (800) 642-1687 or by callers outside the U.S. by calling (706) 645-9291; both U.S. callers and callers outside of the U.S. will utilize conference ID number 37269963 to access the replay of the conference call.

Non-U.S. GAAP Combined General Finance and Pac-Van (QE1 FY 2009) and Consolidated General Finance (QE1 FY 2010) (Unaudited and in thousands, except per share data)
	GFN Consolidated	Pac-Van	GFN Combined	GFN Consolidated
	QE1 FY 2009	QE1 FY 2009	QE1 FY 2009	QE1 FY 2010
	(in thousands)
Revenues
Sales	$20,995	$8,735	$29,730	$16,613
Leasing	10,658	13,907	24,565	18,606
	31,653	22,642	54,295	35,219

Costs and expenses
Cost of sales	18,166	6,294	24,460	13,785
Leasing, selling and general expenses (a)	8,377	11,738	20,115	14,102
Depreciation and amortization	3,383	1,229	4,612	5,257

Operating income	1,727	3,381	5,108	2,075

Interest income	121	—	121	59
Interest expense (b)	(4,364)	(2,894)	(7,258)	(3,707)
Foreign currency exchange gain (loss) and other (c)	(7,717)	—	(7,717)	2,593
	(11,960)	(2,894)	(14,854)	(1,055)

Income (loss) before provision for income taxes and noncontrolling interest	(10,233)	487	(9,746)	1,020

Provision (benefit) for income taxes	(3,565)	173	(3,392)	372

Net income (loss)	(6,668)	314	(6,354)	648

Noncontrolling interest	(1,641)	—	(1,641)	573

Net income (loss) attributable to stockholders	$(5,027)	$314	$(4,713)	$75

Preferred dividends	$—			$41

Net income (loss) per common share:
Basic	$(0.36)			$0.00
Diluted	(0.36)			0.00

Weighted average shares outstanding:
Basic	13,826,052			17,826,052
Diluted	13,826,052			17,826,052

(a) Includes stock-based compensation expense of $1,140 for Pac-Van and $210 for GFN Consolidated during QE1 FY 2009.  In addition, transaction-related costs incurred by Pac-Van totaled $97 in QE1 FY 2009.  During QE1 FY 2010, stock-based compensation expense totaled $246 for GFN Consolidated.

(b) Includes an unrealized loss on interest rate swap and option contracts at GFN Consolidated of $1,536 during QE1 FY 2009 and an unrealized gain of $141 during QE1 FY 2010.

(c) General Finance has certain U.S. dollar-denominated debt at Royal Wolf, including intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded in the statement of operations as an unrealized gain or loss. Amounts exchanged into U.S. dollars from Australian dollars for repayments of this U.S. dollar-denominated debt will depend upon the currency exchange rate at the time, with differences in the exchange rate from when the borrowing was incurred being recorded in the statement of operations as a realized gain or loss. During QE1 FY2009, GFN Consolidated incurred net unrealized and realized foreign exchange losses totaling $5,785 and $3,237, respectively.  During QE1 FY 2010, net unrealized and realized foreign exchange gains totaled $2,250 and $128, respectively, for GFN Consolidated.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET INFORMATION (In thousands)
	June 30, 2009	September 30, 2009
		(Unaudited)
Trade and other receivables, net	$26,432	$21,656
Inventories	22,511	20,104
Lease fleet, net	188,915	195,562
Total assets	358,696	357,127

Trade payables and accrued liabilities	24,422	18,076
Long-term debt and obligations	200,304	198,735
Total stockholders’ equity	103,174	107,514

About General Finance Corporation

General Finance Corporation (www.generalfinance.com), through its indirect 86.2%-owned subsidiary, Royal Wolf  (www.royalwolf.com.au) and its indirect 100%-owned subsidiary Pac-Van (www.pacvan.com), sells and leases products in the portable services industry to a broad cross section of industrial, commercial, educational and government customers throughout Australia, New Zealand and the United States. These products include storage containers and freight containers in the mobile storage industry; and modular buildings, mobile offices and portable container buildings in the modular space industry.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements. Such forward-looking statements include, but are not limited to, prospects of General Finance, Royal Wolf and Pac-Van.  We believe that the expectations represented by our forward looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable legislation or regulation. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission; such as General Finance’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

Contact

Charles E. Barrantes
Chief Financial Officer
(626) 584-9722 ext. 1007

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